EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-267415 and 333-271117 on Form S-3 and Registration Statement Nos. 333-221240, 333-226624, 333-232946, 333-237224, 333-238888, 333-266412, and 333-282856 on Form S-8 of our reports dated February 27, 2025, relating to the financial statements of Ribbon Communications Inc. and the effectiveness of Ribbon Communications Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Ribbon Communications Inc. for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

Dallas, Texas

February 27, 2025